Exhibit 1.2
ARTICLES OF ASSOCIATION

OF

The name of the Company in Hebrew is:

ריבוע כחול - ישראל בע"מ

The name of the Company in English is:

Blue Square – Israel Ltd.

("THE COMPANY")

CONTENTS

Section	Subject

Chapter One – General

1.	Introduction	3
2.	Public Company	4
3.	The Company's Purpose	4
4.	The Company's Objects	4
5.	Limitation of Liability	5

Chapter Two – The Company’s Share Capital

6.	The Share Capital	5
7.	The Issue of Shares and Other Securities	5
8.	Calls for Payment	6
9.	The Company's Register of Shareholders and the Issue of Share Certificates	8
10.	Transfer of the Company's Shares	9
11.	Bearer Share Deed	12
12.	Lien	12
13.	Alterations to the Share Capital	13

Chapter Three – General Meetings

14.	The Powers of the General Meeting	15
15.	Annual and Special General Meetings and Class Meetings	16
16.	Convening of General Meetings	17
17.	The Agenda of the General Meeting	19

18.	The Discussion at General Meetings	19
19.	Voting by Shareholders	21
20.	The Appointment of a Proxy	23

Chapter Four – The Board of Directors

21.	The Board of Directors' Powers	25
22.	The Appointment of Directors and Termination of Their Office	26
23.	The Actions of the Directors	29
24.	Board of Directors' Committees	33
25.	The Chairman of the Board of Directors	33
25A.	Approvals for Ordinary Interested Party Transaction	34

Chapter Five – Officers of The Company, Who are Not Directors, Auditor

26.	The Chief Executive Officer and General Manager	35
27.	Secretary, Internal Auditor and Other Officials in the Company	37
28.	Auditor	38

Chapter Six – Safeguarding The Company’s Capital and The Distribution Thereof

29.	Dividend and Bonus Shares	39

Chapter Seven – Insurance, Indemnity and Exemption of Officers

30.	Insurance of Officers	43
31.	Indemnity of Officers	43
32.	Exemption of Officers	45
33.	Insurance, Exemption and Indemnity – General	45

Chapter Eight – Winding Up and Reorganization of The Company

34.	Winding Up	46
35.	The Company's Reorganization	46

Chapter Nine – Miscellaneous

36.	Notice	47
37.	Amendment to the article of association	48

Chapter Ten - Signatures

CHAPTER ONE - GENERAL

1.	Introduction

1.1	In these articles, each of the following expressions shall bear the meanings set forth alongside them:

"shareholder" - someone in whose favor a share is registered with a stock exchange member and that share is entered in the Company's register of shareholders in the name of a nominees company, or one who is entered as a shareholder in the Company's register of shareholders;

"financial statements" - the financial statements which the Company must prepare pursuant to the law;

"law" - the provisions of any law prevailing in the State of Israel;

"director" - as defined in section 1 of the Companies Law, including an alternate or empowered representative;

"the Companies Law" - the Companies Law, 5759-1999;

"the Securities Law" - the Securities Law, 5728-1968;

"business day" - Sundays to Thursdays, save for public holidays in the State of Israel;

"writing" - print and any other form of printed words, including documents sent in writing by facsimile, cable, telex, e-mail, computer or through any other electronic media, which creates or enables the creation of a copy and/or printout of the document;

"office" - the Company's registered office;

"securities" - shares, debentures, capital notes, securities convertible into shares and rights to any of the aforementioned, issued by the Company;

"the Companies Ordinance" - the Companies Ordinance (New Version), 5743-1983;

"ordinary majority" - a majority of more than half the votes of the shareholders entitled to vote and voting themselves, by proxy or through a voting instrument at a general meeting. Abstentions shall not be included in the ordinary majority count;

"articles" - the Company's articles as formulated herein or as altered, expressly or pursuant to the law;

"the Companies Regulations" - regulations promulgated by virtue of the authority granted pursuant to the Companies Law;

"Securities Regulations" - regulations promulgated by virtue of the authority granted pursuant to the Securities Law.

“Blue Square group” – the Company and any other company which is consolidated in its financial reports”

1.2
The provisions of sections 3-10 of the Interpretation Law, 5741-1981 shall also apply, mutatis mutandis, to the interpretation of the articles, if there is no provision to the contrary or unless the context otherwise admits.

Save as provided in this section, every word and expression herein shall bear the meaning designated to them in the Companies Law, and if none - the meaning designated to them in the Companies Regulations, and if none - the meaning designated to them in the Securities Law, and if none - the meaning designated to them in the Securities Regulations, and if none - the meaning designated to them in any other law, unless the context otherwise admits.

Where these articles refer to any legal provision and such provision is amended or cancelled, the said provision shall be deemed valid and as part of the articles, unless such is prohibited by the law.

2.	Public Company

The Company is a "public company" as defined in section 1 of the Companies Law.

3.	The Company's Purpose

The Company's purpose is to act pursuant to business considerations to make profits; however, the Company may contribute a reasonable amount for an appropriate object, even if the contribution is not within the framework of the said business considerations.

4.	The Company's Objects

The Company shall engage in any legal business.

5.	Limitation of Liability

The liability of the Company's shareholders is limited, each to payment of the full amount which he undertook to pay for the shares allotted to him at the time of the allotment.

CHAPTER TWO - THE COMPANY'S SHARE CAPITAL

6.	The Share Capital

6.1
The Company's registered share capital is NIS 100,000,000 divided into 100,000,000 ordinary shares of NIS 1 par value each (hereinafter referred to as “share", "ordinary share", "shares" or "ordinary shares", as the case may be).

6.2	Each share vests a right to receive invitations, to participate in and vote at the general meetings. A shareholder shall have one vote for each share held by him.

6.3
All the shares rank pari passu in relation to the amounts of capital paid or credited as paid on their nominal value, in connection with dividend, the distribution of bonus shares and any other distribution, return of the capital and participation in a distribution of the Company's surplus assets on winding up.

7.	The Issue of Shares and Other Securities

7.1
The Company's board of directors may issue shares and other securities of the Company, up to the limit of the Company's registered share capital, subject to any applicable law, provided that private placement of the Company’s shares or convertibles of more than 10% of the outstanding share capital of the Company shall require the approval of the shareholders of the Company at a general meeting.

With respect to the above, securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issue.

7.2	The Company's board of directors may issue redeemable securities, with such rights and on such conditions as the board of directors prescribes.

7.3	Subject to the provisions of the articles, the board of directors may allot shares to any person with restrictions and conditions, for their nominal value or with a premium, as it deems fit.

7.4
The Company's board of directors may resolve to issue a series of debentures within the framework of its authority to borrow on the Company's behalf, and within the limits of such authority. The aforementioned does not negate the authority of the general manager or someone authorized by him to borrow on the Company's behalf, to issue debentures, promissory notes and bills of exchange, within the limits prescribed by the board of directors.

7.5
The Company's existing shareholders shall not have a pre-emptive right, preferred right or any other right to purchase the Company's securities. The board of directors may, in its exclusive discretion, first offer the Company's securities to the existing shareholders or to some of them.

7.6
The Company may pay any person a commission (including underwriting fees) in consideration for the underwriting, marketing or distribution of the Company's securities, conditionally or unconditionally, on such terms and conditions as the board of directors prescribes. Such payments may be made in cash or securities of the Company, or in part by one way and in part by another.

8.	Calls for Payment

8.1
If, pursuant to the conditions of the allotment of the shares, there is no fixed date for the payment of any part of the price payable for them, the board of directors may from time to time make calls upon the shareholders in respect of the monies not yet paid in relation to the shares held by them (hereinafter referred to as “calls" or "call", as the case may be).

The call shall determine the date by which the amount specified therein must be paid, together with interest, linkage and the expenses incurred as a result of the non-payment, at the rates and for the amounts prescribed by the board of directors. Such date shall not be less than 30 days from the date of the call.

The call shall also specify that in the event of non-payment by the date fixed as required, the shares in relation to which the call is being made are likely to be forfeited. If a shareholder does not comply with the call, any share in relation to which the said call has been made may be forfeited at any time thereafter, pursuant to a resolution of the board of directors. Share forfeitures shall include all the dividends on such shares that have not been paid prior to the forfeiture, even if declared.

8.2
Any amount which pursuant to a share's allotment conditions is payable at the time of the allotment or at a fixed time, on account of the amount of the share or for premium, shall be deemed in respect of the articles a call duly made and notified, and the payment date is the date fixed for payment. In the event of non-payment, all the sections of the articles dealing with the payment of interest, linkage and expenses, the forfeiture of shares and the like and all the other sections hereof relating to the matter shall apply as if the said amount had been duly called and as if a notice was given as determined above.

8.3	The board of directors may distinguish between the shareholders in relation to the amounts of the calls and/or their payment times.

8.4	Joint holders of a share shall be jointly and severally liable for payment of the calls made on such share.

8.5	Any payment on account of a share shall first be attributed on account of the nominal value and only thereafter on account of the premium in respect of each share.

8.6	A call may be cancelled or postponed to another date, as resolved by the board of directors. The board of directors may waive all or any of the interest, linkage and expenses.

8.7
The board of directors may accept from a shareholder willing to pay in advance, payments on account of his shares in addition to amounts actually called and the board of directors may pay such shareholder interest on the amounts paid in advance as aforesaid, or on such part thereof as exceeds the amount called on account of the shares, in relation to which the payment was made in advance, or come to any other arrangement with him which is such as to compensate him for the advance payment.

8.8
A shareholder shall not be entitled to his rights as shareholder, including to a dividend, unless he has paid all the amounts detailed in the calls made on him, together with interest, linkage and expenses, if any, unless otherwise prescribed by the board of directors.

8.9
The board of directors may sell, re-allot or otherwise transfer any share forfeited in such manner as it resolves, including without consideration, provided that the Company is paid the full nominal value in respect of such share.

8.10	The board of directors may, at any time prior to selling or otherwise transferring the forfeited share, cancel the forfeiture on such conditions as it resolves.

8.11
A shareholder whose shares have been forfeited shall, notwithstanding the forfeiture, be liable to pay the Company for all the calls not paid in relation to such shares prior to the forfeiture, together with interest, linkage and expenses up to the date of the payment as though the shares had not been forfeited, and to comply with all the other claims and demands enforceable by the Company in relation to the shares up to the date of the forfeiture, without a deduction or discount for the value of the shares on the date of the forfeiture. His obligation shall only come to an end after the Company has received the full payment specified at the time of the issue of the shares.

8.12	The board of directors may collect the calls not paid in respect of the shares forfeited or some of them, as it deems fit, but shall not be obliged to do so.

8.13
Share forfeitures shall result, at the time of the forfeiture, in the cancellation of any right in the Company and any claim or demand vis-a-vis it in relation to the share, save for those rights and obligations which are excluded from this rule pursuant to these articles or which the law grants or imposes on the former shareholder.

9.	The Company's Register of Shareholders and the Issue of Share Certificates

9.1	The Company shall keep a register of shareholders and a register of material shareholders, managed by the Company’s secretary.

9.2	The board of directors may close the register of shareholders for an overall period of up to 30 days each year.

9.3
A shareholder, who was entered as a shareholder in the Company’s register of shareholders, is entitled to receive from the Company, without payment, within two months of the allotment or registration of the transfer (unless the issue conditions specify another period of time) one certificate or a number of certificates, in accordance with the Company's resolution, in respect of all the shares of a particular class registered in his name, which shall specify the number of shares and any other detail which in the board of directors' opinion is important. In the case of a jointly held share, the Company shall not be liable to issue more than one certificate to all the joint shareholders, and the delivery of such a certificate to one of the joint shareholders shall be deemed delivery to all of them.

9.4
Every certificate shall bear the Company's seal or stamp or its printed name and shall be signed by one director and the Company's secretary, or by two directors or by any other person appointed by the board of directors for such object.

9.5
The Company may issue a new certificate instead of a certificate which was issued and lost, spoilt or defaced, in reliance upon such proof and guarantees as the Company requires, and after payment of the amount prescribed by the board of directors and the Company may, in accordance with a resolution of the board of directors, replace existing certificates with new certificates without payment, on such conditions that the board of directors shall prescribe.

9.6
Where two or more persons are registered as joint holders of a share, each of them may confirm the receipt of a dividend or other payments in connection with such share and his confirmation shall bind all the joint shareholders.

9.7
The Company shall not have to recognize any person as holding a share on trust, and shall not be bound or compelled to recognize any equitable, contingent, future or partial interest in any share, or any other interest in connection with a share, save for the absolute right of the registered holder in respect of any share, except in reliance upon a judicial decision or pursuant to the requirements of any law.

10.	Transfer of the Company's Shares

10.1
The Company's shares may be transferred. A share transfer shall not be registered unless a share transfer deed (hereinafter referred to as “share transfer deed") is submitted to the Company (or its transfer agent). The share transfer deed shall be drawn up in the following manner or in a manner as similar thereto as possible or in another manner approved by the board of directors.

=========================================================================================
Transfer Deed

I ___________________, ID/Company No. __________, of ___________________ (hereinafter referred to as “the transferor") transfer to ___________________, ID/Company No. __________, of ___________________ (hereinafter referred to as “the transferee"), in consideration for NIS __________, __________ ordinary shares of NIS __________ par value each, which are marked with the numbers __________ to __________ inclusive, of ___________________ Ltd. (hereinafter referred to as “the Company"), to be held by the transferee, administrators of his estate, guardians and successors and assigns on the same terms and conditions pursuant to which I held these shares at the time of signing this deed, and I the transferee agree to accept the aforementioned shares on the terms and conditions mentioned above and subject to the Company's articles, as shall be from time to time.

As duly witnessed on ___________________.

The Transferor -	The Transferee -
Name:	Name:
Signature:	Signature:

Witness to Transferor's Signature -	Witness to
Transferee's Signature-
Name: , Adv.	Name: , Adv.
License No.	License No.
Signature:	Signature:

=========================================================================================

10.2
A transfer of shares which are not fully paid, or of shares on which the Company has a lien or encumbrance, shall not be valid, unless approved by the board of directors which may, in its absolute discretion and without giving any grounds therefor, refuse to register such a transfer.

The board of directors may refuse a transfer of shares as aforesaid and may make such a transfer conditional upon the transferee undertaking, to the extent and in the manner prescribed by the board of directors, to perform the transferor's obligations in respect of the shares or the obligations in respect of which the Company has a lien or an encumbrance on the shares.

10.3	The transfer of part of a share shall not be valid.

10.4	The transferor shall continue to be considered the holder of the shares being transferred until the transferee's name is entered in the Company's register of shareholders.

10.5
The share transfer deed shall be submitted to the office for registration together with the certificates in which the shares to be transferred are registered (if issued) and any other proof, which the Company requires regarding the transferor's proprietary right in the shares or his right to transfer them. The share transfer deeds shall remain with the Company. The Company shall not be bound to keep share transfer deeds and share certificates, which have been cancelled.

10.6
A joint shareholder wishing to transfer his right in a share, who is not in possession of the share certificate, shall not be obligated to attach the share certificate to the share transfer deeds, provided that in the share transfer deeds it shall state that the transferor does not hold the share certificate relating to the share in which his right is being transferred and that the share that is being transferred is jointly held, together with details of the other joint shareholders.

10.7	The Company may demand the payment of a fee for registering the transfer of such amount as prescribed by the board of directors from time to time.

10.8
Upon the death of a shareholder of the Company, the Company shall recognize the guardians, administrators of the estate or executors of the will, or in the absence of any of the aforementioned, the shareholder's legal heirs, as the only persons having a right to his shares, after entitlement thereto is proved as prescribed by the board of directors.

10.9
Where the deceased shareholder held shares jointly with others, the Company shall recognize the surviving joint shareholders as holders of the said shares, unless all the joint shareholders have notified the Company in writing prior to the death of one of them of their wish that the provisions of this article shall not apply; however, such shall not exempt the estate of a joint shareholder from any obligation by which the joint shareholders would have been bound were it not for his death.

10.10
A person acquiring a right to shares in consequence of his position as guardian, administrator of the estate, executor of the will, heir, receiver, liquidator or trustee on bankruptcy of a shareholder or pursuant to the provisions of any other law may, on furnishing proof of his right, as required by the board of directors, be registered as the holder of the shares or transfer them to another person, subject to the provisions of the articles in relation to transfer.

10.11
A person acquiring a right to a share as a result of their transferal shall be entitled to dividend and the other rights in respect of the share and may accept and give receipts for dividend or other payments payable in connection with the share, but shall not be entitled to receive notices of the Company's general meetings and to participate therein or vote thereat in connection with such share or exercise any right vested by the share, save for the aforementioned, unless he has been entered into the shareholders’ register.

11.	Bearer Share Deed

The Company shall not issue bearer share deeds from which it derives that the holders thereof have a right in the shares specified therein.

12.	Lien

12.1
The Company shall have a first and paramount charge and right of lien on all the shares not paid up in full which are registered in the name of any shareholder, and on the proceeds from the sale thereof, in relation to monies (whether currently payable or not) called or payable at a fixed time in respect of such shares.

The Company shall also have a first and paramount charge over all the shares (other than fully paid shares) registered in the name of any shareholder to secure monies due from him or from his property, whether such debts are due from him alone or together with others.

The said charge shall also apply to dividends declared from time to time on such shares.

12.2
In order to realize the charge and the lien, the board of directors may sell the shares to which the charge applies, or any part of them, in such manner as it deems fit. No sale as aforesaid shall be effected until after the date specified for payment and after written notice has been given to the shareholder of the Company's intention to sell the shares, and the sums are not paid within 14 days of such notice.

12.3
The net proceeds from any such sale, after payment of the sale expenses, shall be applied towards the discharge of the debts or obligations of such shareholder and the balance (if any) shall be paid to him.

12.4
If shares are sold in order to realize a charge or a lien through prima facie use of the powers given above, the board of directors may enter these shares in the shareholders’ register in the purchaser's name, and the purchaser shall not be obligated to check the legality of the acts or the nature of the application of the purchase money. After the said shares are registered in the purchaser's name in the shareholders’ register, no person shall be entitled to appeal the validity of the sale.

13.	Alterations to the Share Capital

The general meeting may at any time resolve to do any of the following acts:

13.1	Increasing the registered share capital

To increase the Company's registered share capital, whether or not all the shares registered at such time have been issued. The increased capital shall be divided into shares with ordinary, preferred, deferred or other special rights (subject to the special rights attached to an existing class of shares) or shall be subject to such conditions and restrictions in relation to dividend, return of capital, voting or other conditions as directed by the general meeting in its resolution to increase the registered capital.

13.2	Classes of shares

To divide the share capital into different classes of shares and to determine and alter the rights attached to each class of shares, on the following conditions -

(a)
for as long as the conditions of issue of shares do not otherwise provide, the rights attached to any class of shares may be altered after a resolution is passed by general meetings of the holders of each class of shares separately or after obtaining the written consent of the holders of all the classes of shares;

(b)
the rights vested in the holders of shares of a particular class shall not be deemed to have been altered by the creation or issue of other shares with identical rights or alteration of the rights attached to existing shares, unless the issue conditions of such shares otherwise provide.

13.3	Consolidation of the share capital

To consolidate and divide any or all of its share capital into shares of a nominal value greater than that specified in the articles. In the event that there are shareholders who are left with fractions of shares as a result of the consolidation, the board of directors may, if it receives the approval of the general meeting, in a resolution on the consolidation of the capital as aforesaid:

(a)
to sell all the fractions and for such object appoint a trustee in whose name the share certificates containing the fractions shall be issued, who shall sell them, and the consideration received less commissions and expenses shall be distributed amongst those entitled. The board of directors is permitted to resolve that shareholders entitled to a consideration that is less than the amount prescribed by it, shall not receive any consideration from a sale of the fractions as aforesaid, and their share of the consideration shall be distributed amongst the shareholders entitled to a consideration exceeding the amount to be prescribed, pro rata to the consideration to which they are entitled;

(b)
to allot to all the shareholders left with fractions of shares as a result of the consolidation and division, fully paid shares of the class of shares which existed prior to the consolidation in such number the consolidation of which with the fraction shall suffice for one whole consolidated share, and an allotment as aforesaid shall be deemed valid just before the consolidation;

(c)
to determine that shareholders shall not be entitled to receive a consolidated share in respect of a fraction of a consolidated share deriving from the consolidation of half or less of the number of shares the consolidation of which creates one consolidated share, and shall be entitled to receive a consolidated share in respect of a fraction of a consolidated share deriving from the consolidation of more than half the number of shares, the consolidation of which created one consolidated share.

In the event that an act pursuant to sub-sections (b) or (c) above, obliges the issue of additional shares, the payment thereof shall be effected in the manner in which bonus shares may be paid. Consolidation and division as aforesaid shall not be deemed alteration of the rights attached to the shares the subject of the consolidation and division.

13.4	Cancellation of unallotted share capital

To cancel registered share capital, which has not yet been allotted, provided that the Company has not undertaken to allot such shares.

13.5	Division of the share capital

To divide the Company's share capital or any part thereof into shares of a nominal value smaller than that specified in the articles by a division of all or any of the Company's shares at such time.

CHAPTER THREE - GENERAL MEETINGS

14.	The Powers of the General Meeting

14.1	Matters within the general meeting's authority

The general meeting shall pass Company resolutions on the following matters:

(a)	alterations to the articles.

(b)
the exercise of the board of directors' powers, provided that the general meeting has prescribed that the board of directors is unable to exercise its powers and that the exercise of any of its powers is essential for proper management of the Company;

(c)
the appointment or renewal of the appointment of the auditor, the termination of his office or the non-renewal thereof and the determination of his remuneration in accordance with the provisions of articles 15.1 (b) and 29 below;

(d)	the appointment of directors, including external directors, and the termination of their office in accordance with article 23 below;

(e)	the approval of acts and transactions requiring the general meeting's approval in accordance with the provisions of sections 255 and 268 - 275 of the Companies Law;

(f)	alterations to the Company's share capital, in accordance with the provisions of article 13 above;

(g)	a merger as provided in section 320 of the Companies Law;

(h)	any resolution which must be passed pursuant to the law or these articles by a resolution of the general meeting.

14.2	The general meeting's authority to transfer powers between the organs

The general meeting may assume powers given to another organ, and the general meeting may transfer powers given to the general manager to the authority of the board of directors.

The assumption and/or transfer of powers as aforesaid shall be for a particular matter or for a particular period of time, all as provided by the resolution of the meeting.

15.	Annual and Special General Meetings and Class Meetings

15.1	Annual meetings

The annual general meeting shall be held every year and no later than the end of 15 months from the last annual general meeting. These general meetings shall be called "annual meetings". The meeting shall be held at the Company's registered offices, unless the board of directors otherwise prescribes.

(a)	The annual meeting shall be convened in order to pass resolutions on the following matters:

(1)	the appointment of directors and the termination of their office in accordance with article 23 below;

(2)	the appointment of the auditor or the renewal of his office.

(3)
discuss the financial statements and the board of directors' report submitted by the Company pursuant to the Securities Regulations as of 31st December of the calendar year preceding the year in which the general meeting is being held;

(b)	Similarly, the annual meeting shall include a discussion and/or resolution on any other matter placed on the agenda.

15.2	Special meetings

General meetings of the Company, which are not convened pursuant to article 15.1 above, shall be called "special meetings".

A special meeting shall only discuss and resolve on all the matters not discussed at the annual meeting which are detailed on the agenda of the special meeting.

15.3	Class meetings

The provisions of these articles relating to general meetings shall apply, mutatis mutants, to class meetings of the Company.

16.	Convening of General Meetings

16.1	Convening the annual meeting

The board of directors shall convene annual meetings in accordance with the provisions of article 15.1 above.

16.2	Convening a special meeting

The board of directors shall convene a special meeting pursuant to its resolution; however, it shall be obliged to convene such a meeting if requested by one of the following:

(a) two directors or one quarter of the directors holding office, whichever is the lower;

(b) one or more shareholders holding at least 5% of the Company's issued capital.

If the board of directors does not convene a general meeting as aforementioned in subsection 16.2, the person requesting the meeting may, and where shareholders are involved - also some of them, who have more than half the voting rights in the Company, convene the meeting themselves, provided that it is not held more than three months after the date the requisition was made, and it shall be convened, wherever possible, in the same manner in which meetings are convened by the board of directors.

Where a general meeting is convened as aforesaid, the Company shall cover the reasonable expenses incurred by the person requesting it.

16.3	The time for calling a special meeting pursuant to a request

Where the board of directors is requested to call a special meeting, as provided in section 16.2 above, it shall do so within 21 days of the request being submitted, for a date that shall not be later than 35 days from the date on which the notice of the special meeting is published.

16.4	Notice of a general meeting

16.4.1
Subject to the provisions of the law and as long as the law requires, notice of a general meeting shall be published in two Hebrew-language daily newspapers in Israel, at least 14 days prior to the meeting, and where the agenda includes matters which may be voted on through voting instruments, at least 21 days prior to the meeting.

Save for giving notice as aforesaid, the Company shall not give the shareholders notice of the general meeting.

16.4.2
Notwithstanding the aforegoing, the board of directors may determine that notice of a particular general meeting shall be sent to every shareholder entered in the register of shareholders and the date of sending notice as aforesaid.

16.4.3
The notice of the general meeting shall specify the type of meeting, the place and time at which the meeting shall be convened, its agenda, a summary of the proposed resolutions, the majority required to pass the resolutions, the date determining the shareholders' entitlement to participate in and vote at the general meeting in accordance with section 182 of the Companies Law as long as these details required by law and any other detail required pursuant to the law.

17.	The General Meeting's Agenda

17.1
The general meeting's agenda shall be prescribed by the board of directors and may also include matters in respect of which a special meeting is required as provided in article 15.2 above, and matters obliged in accordance with the provisions of article 17.2 below.

17.2
One or more shareholders holding 1% of the Company's voting rights may ask the board of directors to include a matter on the agenda of a general meeting to be held in the future. The board of directors shall include such a matter on the agenda provided that in its discretion such matter is suitable for discussion at a general meeting of the Company.

17.3	The general meeting may only pass resolutions on the matters on its agenda.

17.4
So long as not otherwise obliged by the law, the general meeting may pass or defeat a proposed resolution that was on the general meeting's agenda the text or a summary description of the main points of which was published by the Company, including with changes; however, it may not pass a resolution materially different from the proposed resolution.

18.	The Discussion at General Meetings

18.1	Entitlement to participate in a vote

Subject to the provisions of section 182(c) of the Companies Law and the Companies Regulations, the shareholders who are entitled to participate in and vote at a general meeting shall be the shareholders on the date prescribed in the resolution to call the general meeting.

18.2	Quorum

No discussion may be commenced at a general meeting unless a quorum is present at the time of a discussion. Two shareholders present in person or by proxy, or who has sent the Company a voting instrument indicating the way in which he is voting, and holding or representing at least 50% of the voting rights in the Company, shall constitute a quorum.

A shareholder or his proxy, who is also acting as the proxy of other shareholders, shall be considered two or more shareholders, in accordance with the number of shareholders represented by him.

18.3	The general meeting's adjournment in the absence of a quorum

If no quorum is present within half an hour of the time fixed for the meeting, the meeting shall be adjourned to the same day in the next week, following the meeting, to the same time and place, without further notice being given thereof, or to such other date, time and place as prescribed by the board of directors in notice to the shareholders, and the adjourned meeting shall discuss those matters for which the first meeting was called. If no quorum is present at the adjourned meeting, one shareholder, at least, present in person or by proxy, shall constitute a quorum, subject to the provisions of section 79 of the Companies Law.

18.4	The general meeting's chairman

The board of directors' chairman (if appointed) shall chair the general meeting. In the absence of a chairman, or if he does not appear at the meeting within 15 minutes of the time fixed therefor, those shareholders present at the meeting shall elect one of the Company's directors as chairman, or if no director is present, they shall elect one of the shareholders present to chair the meeting.

The meeting's chairman shall not have an additional or casting vote.

18.5	Adjourned meeting

With the agreement of a meeting at which a quorum is present, the chairman may, and on the demand of the meeting he must, adjourn the meeting from time to time and from place to place, as the meeting resolves (hereinafter in this article referred to as “adjourned meeting"). If a meeting is adjourned for more than 21 days, notice of the adjourned meeting shall be given in the same way in which notice is given of a first meeting. Save for the a foregoing, a shareholder shall not be entitled to receive notice of an adjournment or of the matters to be discussed at an adjourned meeting. The adjourned meeting shall not discuss any matters save for those which could have been discussed at the meeting at which the adjournment was resolved upon. The provisions of articles 17.1 and 17.2 hereof shall apply to an adjourned meeting as mentioned in this article.

19.	Voting by Shareholders

19.1	Passing a resolution

A resolution put to the vote at any general meeting shall be passed if it acquires an ordinary majority or any other majority especially prescribed for it pursuant to the law or these articles.

If the votes are tied, the resolution shall be deemed to have been defeated.

19.2	Examining the majority

19.2.1
The majority shall be examined through a poll, each shareholder being entitled at the time of voting to one vote in respect of each share held by him which has been fully paid or the calls in respect of which have been fully paid.

19.2.2	The chairman's declaration that a resolution at the general meeting has been passed or defeated, unanimously or by a particular majority, shall constitute prima facie evidence of that stated therein.

19.3	Right to participate and vote

A shareholder shall not be entitled to participate in and vote at any general meeting or to be counted amongst those present so long as he owes the Company any payment called in respect of the shares held by him, unless the shares' issue conditions otherwise provide.

19.4	Confirmation of title

A shareholder in whose favor a share is registered with a stock exchange member and such share is included amongst the shares entered in the register of shareholders in the name of a registration company may not participate in and vote at a general meeting unless he has given the Company confirmation of title, as required under the law.

19.5	Personal interest in resolutions

A shareholder wishing to vote on a resolution the majority required to pass which includes the votes of those who do not have a personal interest shall notify the Company before the vote on the said resolution commences, or if voting through a proxy or voting instrument within the framework thereof, whether he does or does not have a personal interest in the resolution.

A shareholder who has not given any notice as aforesaid shall be deemed to have notified the Company that he does not have a personal interest in the resolution.

19.6	Disqualification of voting instruments

Subject to the provisions of the law, the Company's secretary may, in his discretion, disqualify voting instruments or proxy appointment instruments in the following cases:

(a)	there is a reasonable apprehension that they are forged or were given by virtue of shares in respect of which other proxy appointment instruments or voting instruments were given;

(b)	in respect of voting instruments -

(1)	if more then one choice for a particular resolution is marked therein;

(2)
if in respect of resolutions the majority required to pass which includes the votes of persons who do not have a personal interest in the approval, it is not marked whether or not there is a personal interest as aforesaid.

19.7	Voting by a legally incapacitated person

A legally incapacitated person may only vote by a trustee, natural guardian or other legal guardian. These persons may vote in person or by proxy.

19.8	Voting by joint shareholders

Where two or more shareholders are joint holders of a share, one of them shall vote, himself, by proxy or through a voting instrument. If more than one joint shareholder wishes to participate in the vote, only the first joint shareholder may vote. For such object, the first joint shareholder shall be the person whose name is entered first in the register of shareholders.

19.9	Minutes of the general meeting

The general meeting's chairman shall procure that minutes are properly kept of every general meeting which shall include:

(a)	the name of the shareholder or proxy and the number of shares held by him;

(b)	the main points of the discussion, all the resolutions passed or defeated at the general meeting and if passed - by what majority.

19.10
A defect in convening or conducting the general meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or the Company's articles, including with regard to the manner of convening or conducting the general meeting, shall not disqualify any resolution passed at the general meeting and shall not affect the discussions which took place thereat.

20.	The Appointment of a Proxy

20.1	Voting through a proxy

A shareholder may appoint a proxy to participate and vote in his stead, at a particular general meeting or at general meetings of the Company in general, personally or through a voting instrument, provided that the proxy appointment instrument is given to the Company at least two business days prior to the date of the general meeting. Notwithstanding the above, the chairman of the general meeting may approve, at his sole discretion, a proxy received by the Company at a later time prior to the general meeting. In the event that the proxy appointment instrument is not for a particular general meeting, a proxy appointment instrument deposited prior to one general meeting shall also be valid for subsequent general meetings.

The foregoing shall also apply to a shareholder, which is a corporation, appointing a person to participate and vote in its stead at the general meeting.

A proxy need not be a shareholder of the Company.

20.2	The proxy appointment instrument's form of wording

The proxy appointment instrument shall be signed by the shareholder or by the person authorized therefor in writing, and if the appointee is a corporation, it shall be signed in the manner binding the corporation. The Company may demand that it be given written confirmation to its satisfaction of the authority of those signing to bind the corporation. The proxy appointment instrument shall be drawn up in the form of wording set forth below. The Company's secretary may, in his discretion, accept a proxy appointment instrument in a different form of wording, provided that the changes are not material. The Company shall only accept an original proxy appointment instrument or a copy thereof, provided that it is certified by an attorney with an Israeli license or a notary.

Proxy Appointment Instrument

Date: __________

To
[The Company's Name]
[The Company's Address]

Dear Sirs,

Annual/Special General Meeting of ("the Company" to be held on ("the Meeting")

I the undersigned, ___________________, Identity/Registration No. __________, of ___________________, the registered owner of __________ (*) shares [ordinary of NIS 1 n.v. each], hereby empower __________, Identity No. (**) __________ and/or __________, Identity No. __________ and/or __________, Identity No. __________ to participate and vote in my name and stead at the above meeting of the Company and at any adjourned meeting thereof/at any general meeting of the Company, until I notify you otherwise.

Signature

(*)
A registered shareholder may grant a number of proxy appointment instruments, each in relation to another quantity of the Company's shares held by him, provided that he does not grant proxy appointment instruments for a quantity of shares larger than the quantity held by him.

(**)	Where the proxy does not have an Israeli identity document, the passport number and the country which issued the passport may be stated.

20.3
Voting pursuant to a proxy appointment instrument shall be legal even if prior thereto the shareholder dies or becomes legally incapacitated or bankrupt, or in the case of a corporation - is liquidated or cancels the proxy appointment instrument or transfers the shares in relation to which it is given, unless written notice is received at the Company's office prior to the meeting that such an event has occurred.

CHAPTER FOUR - THE BOARD OF DIRECTORS

21.	The Board of Directors' Powers

21.1
The management of the business of the company shall be vested in the board of directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by any other organ of the Company.

Any regulation or resolution adopted from time to time by the Company by action of its Members at a General Meeting shall not invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

21.2	The Company's signatory rights and power of attorney on its behalf

21.2.1
The board of directors shall determine the signatory rights in the Company for various matters. The signature of any person appointed from time to time by the board of directors, in general or for a special matter, himself or together with others, together with the Company's seal or stamp or its printed name, shall bind the Company, on such conditions as prescribed by the board of directors.

21.2.2	The board of directors may determine separate signatory rights in respect of different matters of the Company and in respect of the amounts in respect of which such persons are authorized to sign.

21.2.3
The board of directors may from time to time empower any person to be the Company's empowered representative for such objects, with such powers, on such conditions and for such period as it deems fit, and it may give any empowered representative as aforesaid the power to delegate all or any of the powers, authorities and discretion given to him.

21.3	The Company's registered office

The board of directors shall determine what is the Company's registered office.

22.	The Appointment of Directors and Termination of Their Office

22.1	The number of directors

The number of directors in the Company shall be not less than five nor more than 15, unless the general meeting otherwise resolves.

22.2	The director's identity

22.2.1	A member of the board of directors may hold another office in the Company.

22.2.2	A corporation may hold office as a director in the Company, subject to the provisions of article 23.6 below.

22.3	The appointment and tenure of directors

(a)
The directors shall be elected at each annual meeting and shall hold office until the end of the next annual meeting and so long as an annual meeting is not convened, unless their office is vacated prior thereto in accordance with the provisions of these articles.

The elected directors shall enter into their positions from the end of the meeting at which they are elected, unless a later date is specified in the resolution appointing them.

(b)
At every annual meeting the directors appointed at the previous annual meeting shall be deemed to have resigned from their office. A resigning director may be re-elected. Notwithstanding the aforegoing, if no directors are appointed at an annual meeting, the current directors shall continue to hold office.

(c)
A special meeting of the Company may appoint directors for the Company instead of directors whose office has been terminated and wherever the number of members of the board of directors falls below the minimum specified in the articles or by the general meeting.

(d)	The provisions of sections 23.3(a) to (c) above shall not apply to the appointment and tenure of external directors, in respect of whom the provisions of the Companies Law shall apply.

22.4	The appointment of directors by the board of directors

The directors have the right at any time to appoint any person as a director, subject to the maximum number of directors specified herein, to fill a place which has randomly been vacated or as an addition to the board of directors. Any director so appointed shall hold office until the next annual meeting and may be re-elected.

22.5	Alternates

A director may from time to time appoint an alternate for himself (hereinafter referred to as “alternate"), dismiss such alternate and appoint another alternate instead of any alternate whose office has been vacated for any reason, for a particular meeting or on a regular basis, subject to the approval of the board of directors. A person who is not qualified to be appointed as a director and a person holding office as a director or alternate shall not hold office as an alternate.

22.6	Empowered representative of a corporation holding office as director

A director which is a corporation shall appoint an individual who is qualified to be appointed as a director in the Company to hold office on its behalf on a permanent basis, or for a particular meeting, or for a particular period, and the said corporation may dismiss the individual and appoint another in his stead.

22.7	Empowered director

Each director and each alternate director may appoint an empowered director to participate and vote on his behalf in any Board or Board’s committee meeting or for any resolution. Such appointment shall be only for a particular meeting or resolution.

22.8	The manner of appointing or dismissing an alternate or empowered representative of a corporation holding office as a director

The appointment or dismissal of empowered representatives of corporations holding office as directors or of alternates shall be effected by written notice to the Company's secretary signed by the appointors and shall enter into force on the date specified in the notice of appointment or dismissal, or on the date of its delivery to the Company's secretary, whichever is the later.

22.9	Termination of the office of a director

22.9.1	The office of a director shall terminate in any one of the following cases:

(a)	if he resigns from his office by a letter signed by him which is submitted to the Company;

(b)	if his office is terminated, in accordance with the provisions of the Companies Law;

(c)
if he is dismissed from his office following a resolution passed by the Company's general meeting, before the end of his term of office, provided that the director had been given a reasonable opportunity to present his position to the general meeting;

22.10	The implications of the termination of a director's office on the board of directors' operation

Where the place of a director is vacated, the remaining directors may continue to act so long as the number of directors remaining does not fall below the minimum number of directors specified in the articles or by the general meeting.

Where the number of directors falls below the minimum number, the remaining directors may only act in order to call a general meeting of the Company.

22.11	The Directors' remuneration

The members of the board of directors who do not hold other offices in the Company and who are not external directors shall not receive remuneration from the Company's monies, unless the general meeting otherwise resolves and in such amount as the general meeting prescribes, subject to the provisions of the law.

The directors' remuneration may be prescribed as an overall payment or as payment in respect of participation at meetings or any combination thereof.

The Company may, in a board of directors' resolution, reimburse expenses incurred by a director for the purpose of performing his position.

23.	The Directors' Acts

23.1	The board of directors' meetings

(a)	The board of directors' chairman may convene the board of directors at any time.

(b)
The board of directors' chairman shall convene the board of directors pursuant to the Company's requirements and at least four times a year, in a manner enabling the Company to comply with the provisions of the law regarding the publication of financial statements and reporting to the public.

(c)
The board of directors' chairman shall convene the board of directors and hold a board of directors' meeting on a specified matter on the demand of at least two directors or one director alone if the Company has less than five directors.

(d)
The board of directors' chairman shall act without delay to call a meeting of the board of directors within 14 days of being notified by a director of the Company that he has learned of a matter of the Company in which a breach of the Law or impairment to proper business procedure has prima facie been discovered or of the date on which the Company's auditor reports to him that he has learned of material deficiencies in the audit of the Company's accounts.

(e)
If a notice or report of the general manager obliges action by the board of directors, the board of directors' chairman shall, without delay and within 14 days of the notice or report, call a meeting of the board of directors.

(f)	If the board of directors’ chairman did not convene the board of directors in accordance with the above, two directors may convene the board of directors.

23.2	Calling a board of directors' meeting

23.2.1
Notice of a board of directors' meeting may be given orally or in writing, provided that the notice is given in seven days prior to the date fixed for the meeting, unless all the members of the board of directors or their alternates or empowered representatives agree to a shorter time. However, in a case that the board of directors’ chairman finds that an urgent meeting is required, the notice of a board of directors’ meeting shall be given not later than 24 hours prior to the date fixed for the meeting.

Notice as aforesaid shall be sent in writing or by facsimile or e-mail or by other media, to the postal address, facsimile number, e-mail address or other address given for the sending of notices by other media, as the case may be, given by the director to the Company's secretary upon his appointment, or in written notice to the secretary thereafter.

Notice as aforesaid shall be given orally to a director personally or by telephonic notice to the telephone number given by the director to the Company's secretary upon his appointment, or in written notice to the secretary thereafter.

Notice given or sent as aforesaid shall be deemed to have been given to a director personally on the date of being given or sent as aforesaid.

23.2.2
The notice calling the meeting shall include the place and date of the board of directors' meeting, arrangements with regard to the manner of conducting the meeting and details of the matters on the agenda, and any other material which the board of directors' chairman wishes to attach to the notice of the meeting.

23.3	The agenda for the board of directors' meetings

The agenda for the board of directors' meetings shall be prescribed by the board of directors' chairman and shall include the following matters:

(a)	matters prescribed by the board of directors' chairman;

(b)	matters in respect of a meeting has been fixed, as provided in sections 24.1(c) to (e) above;

(c)
any matter which a director or the general manager requests the board of directors' chairman, a reasonable time (having regard to the nature of the matter) prior to the board of directors' meeting, to include on the agenda.

23.4	Quorum

The quorum for meetings shall be one third of the members of the board of directors but not less than 5 members, or any other quorum prescribed by a majority of the members of the board of directors from time to time.

23.5	Voting by the board of directors

Issues arising at the board of directors' meetings shall be decided by a majority of votes of the directors present (or participating, in the case of voting by media) and voting, each director having one vote.

23.6	Passing resolutions without convening

The board of directors may pass resolutions without actually convening, provided that all the directors entitled to participate in a discussion and vote on a matter brought for resolution have agreed thereto.

In case such resolutions were passed, as aforesaid, the chairman of the board shall write the resolutions protocol and indicate specifically that it was agreed upon by all directors in writing, orally or by other means of media.

23.7	Resolution approved by media

A resolution approved by media by the directors shall be treated as a resolution duly passed at a meeting of the board of directors, and the provisions of section 24.6 above shall apply thereto.

A resolution as aforesaid may be passed by the approval given by media of some of the directors, to the extent that the directors who do not approve the resolution were not entitled to participate in the discussion and vote on such resolution pursuant to the law and provided that they confirm by media that they are aware of the intention to pass the said resolution.

23.8	Validity of the directors' acts

All acts done in good faith at the directors' meeting or by a board of directors' committee or by any person acting as a director shall be valid even if it later transpires that there was some defect in the appointment of such director or person or that they or one of them were actually disqualified as though every such person had been duly appointed and was qualified to be a director.

23.9	Minutes of board of directors' meetings

The board of directors' chairman shall procure that minutes are properly kept of the board of directors' meetings, which shall include:

(a)          the names of those participating and present at each meeting;

(b)	all the resolutions and main points of the discussion at the said meetings.

All such minutes which are signed by the board of directors' chairman at such meeting or by the board of directors' chairman at the subsequent meeting shall be accepted as prima facie proof of the matters recorded therein.

24.	Board of Directors' Committees

24.1
Subject to the provisions of section 112 of the Companies Law, the directors may delegate their powers, or any of them, to committees as they deem fit and they may from time to time widen, narrow or cancel the delegation of such a power; however, the narrowing or cancellation of a power as aforesaid is not such as to prejudice the validity of a committee resolution pursuant whereto the Company acted vis-a-vis another person, who was not aware of the said change. Every such committee must, at the time of exercising a power as aforesaid, comply with all the directions given to it from time to time by the directors.

24.2
A board of directors' committee shall include at least two directors, one of whom shall be an external director, save for the audit committee, which shall include at least three directors and all the company's external directors shall be members thereof.

24.3	The Quorum for each committee of the board of directors shall be a majority of the committee’s members or other quorum determined by the board of directors.

24.4
The meetings and discussions of the board of directors' committees shall be governed by the provisions regarding the meetings of the directors, mutatis mutandis, so long as other provisions are not prescribed by the directors in such regard, and provided that the quorum for meetings of such committees shall be at least two members.

24.5
A resolution passed or an act done by a board of directors' committee shall be treated as a resolution passed or act done by the board of directors, unless expressly otherwise prescribed by the board of directors for a particular matter or in respect of a particular committee.

25.	The Board of Directors' Chairman

25.1	Appointment

The Board of Directors may from time to time, elect one of its members to be the chairman of the Board of Directors, remove such chairman  from office and appoint other in his place.  The chairman of the board of Directors shall preside at every meeting of the Board of Directors, but if there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting.

25.2	Powers

(a)	The board of directors' chairman shall conduct the board of directors' meetings and shall sign the discussion minutes.

(b)	If the votes on a board of directors' resolution are tied, the board of directors' chairman shall not have an additional vote.

(c)
The board of directors' chairman may, at any time, on his own initiative or pursuant to a resolution of the board of directors, demand reports from the general manager on matters relating to the Company's business.

25.3	Provisions to the acts of the board of directors' chairman

(a)	The board of directors' chairman shall not serve as the Company's general manager, unless appointed in accordance with the provisions of article 27.2 below.

(b)	The board of directors' chairman shall not be a member of the audit committee.

25A.	Approvals for Ordinary Interested Party Transaction.

Subject to the provisions of the Companies Law, (i) a transaction between the Company and an officer of the Company or a person that controls the Company or (ii) a transaction between the Company and another person in which an officer of the Company or a person that controls the Company has a personal interest, which transaction is not in any such case extraordinary (“Ordinary Interested Transactions”), will be approved by the Company in the following manner:

25A.1
By the Board of Directors, or by the Audit Committee, or by the Chief Executive Officer with two directors that have no personal interest in the transaction, or by another body authorized by the Board of Directors, whether such body is authorized by the Board of Directors by means of a specific resolution or by board practice, or whether such body is granted authority by means of a general authorization, an authorization for a particular type of transaction or an authorization for a particular transaction.

25A.2
The approval of Ordinary Interested Transactions by the bodies or persons identified in clause 25A.1 may be done by means of an approval of a particular type of transaction or an approval of a particular transaction.

CHAPTER FIVE - OFFICERS OF THE COMPANY, WHO ARE NOT DIRECTORS, AUDITOR

26.	The General Manager

26.1	The appointment and dismissal of the general manager

 The board of directors may from time to time appoint one or more persons, whether or not director, as general manager or managers, or managing director, and may confer upon such person(s), and from time to time modify or revoke, such title(s) and such duties and authorities as the board of directors may deem fit, subject to such limitations and restrictions as the board of directors may form time to time prescribe. Unless otherwise determined by the board of directors, the general manager shall have authority with respect of the management of the Company in the ordinary course of business. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places, subject to any applicable law.

26.2	The board of directors' chairman as general manager

(a)
The Company's general meeting may authorize the board of directors' chairman to fill the position of general manager or to exercise his powers, provided that the majority of votes to the resolution shall be the needed under the Companies Law.

(b)
The validity of such a resolution is limited to a period not exceeding three years from the date the resolution is passed by the general meeting. If no period is specified for authority as aforesaid, the authority shall be for a period of three years.

Before the end of the said three year period and even after it has come to an end, the general meeting may pass another resolution, and so on and so forth.

(c)	The said resolution may relate to the authorization of the board of directors' chairman in general or it may relate to the authorization of a particular board of directors' chairman.

26.3	The general manager's powers

(a)	The general manager is responsible for the routine management of the Company's affairs within the framework of the policy prescribed by the board of directors and subject to its guidelines.

The general manager shall be under the supervision of the board of directors and subject to its guidelines.

The general manager shall appoint and dismiss the Company's officers, save for the directors and general manager, and shall determine the terms of their employment, including terms of salary, subject to the approval of the board of directors, in relation with appointments, dismissals or terms of employment of such officers, which the board of directors determines that its approval is required for.

(b)
The board of directors may instruct the general manager how to act in a particular matter; if the general manager does not obey the instruction, the board of directors may exercise the power required to implement the instruction in his stead.

(c)	If the general manager is unable to exercise his powers, the board of directors may exercise them in his stead or authorize someone else to exercise them.

(d)
Subject to the provisions of the Companies Law, the board of directors may delegate to the general manager powers which the board of directors has pursuant to the Company's articles, as it deems fit, and it may delegate these powers, or any of them, for such period and objects, on such conditions and with such restrictions as it deems fit. The board of directors may alter or cancel any delegation of powers as aforesaid.

26.4	The general manager's reporting duties

The general manager must notify the board of directors' chairman of any exceptional matter which is material to the Company or of any material deviation of the Company from the policy prescribed by the board of directors. If the Company does not have a board of directors' chairman, for any reason, the general manager shall notify all the board of directors' members as aforesaid.

The general manager shall submit reports to the board of directors on the matters, at the times and on the scale prescribed by the board of directors.

The general manager shall report to the board of directors' chairman, on his demand, on matters relating to the Company's business and the proper management thereof as mentioned in article 24.1 above.

26.5	Delegation of the general manager's powers

The general manager may, with the board of directors' approval, delegate any of his powers to another, who is subordinate to him.

27.	Secretary, Internal Auditor and Other Officials in the Company

27.1	Secretary

27.1.1	The board of directors may appoint a secretary for the Company, on such terms as it deems fit, and may appoint a deputy secretary and determine their duties and powers.

27.1.2
If a secretary is not appointed for the Company, the general manager, or someone authorized by him for such purpose and in the absence of a general manager someone authorized for such purpose by the board of directors, shall perform the duties prescribed for the secretary pursuant to the law, these articles and the board of directors' resolution.

27.1.3
The Company's secretary shall be liable for all the documents kept at the Company's registered office, as provided in section 124 of the Companies Law, and shall keep the registers kept by the Company pursuant to the law.

27.2	Internal auditor

27.2.1	The board of directors shall appoint an internal auditor; the internal auditor shall be appointed on the proposal of the audit committee.

27.2.2	The Company's organizational superior over the internal auditor shall be nominated by the board of directors.

27.2.3	The internal auditor shall submit a proposal for an annual or periodic work plan to the board of directors, which shall be approved by it, with such changes as it deems fit.

27.2.4           The internal auditor shall examine whether the Company’s acts are correct in terms of obedience the law and of orderly business  practice.

28.	Auditor

28.1
The annual general meeting shall appoint an auditor for the period up to the end of the following general meeting. The general meeting may appoint an auditor for a period that shall not extend beyond the end of the third general meeting after the general meeting at which he was appointed. Where the auditor is appointed for such a period, the annual meeting shall not discuss the appointment of an auditor during the said period, unless a resolution is passed to terminate his office.

28.2	The general meeting may at any time terminate the office of the auditor or decline to renew it.

28.3	The board of directors shall determine the remuneration of the Company's auditor and shall report thereon to the Company's annual meeting.

28.4	The board of directors shall determine the auditor's remuneration for services other than the audit and shall report thereon to the Company's annual meeting.

CHAPTER SIX - SAFEGUARDING THE COMPANY'S CAPITAL AND THE DISTRIBUTION THEREOF

29.	Dividend and Bonus Shares

29.1	Right to dividend or bonus shares

29.1.1	The Company's shareholders have a right to receive dividend or bonus shares, if the Company resolves thereon, in accordance with the rights attached to any class of shares in such regard.

29.1.2
Dividend or bonus shares shall be distributed amongst anyone who become a shareholder on the date of the resolution on the distribution or at a later date, if another date is prescribed therefor in such resolution (hereinafter referred to as “the determining date").

29.1.3
Subject to the special rights granted to special shares pursuant to their issue conditions, the Company's profits, in respect of which a resolution was passed to distribute them as dividend or bonus shares, shall be paid pro rata to the amount paid or credited as paid on account of the nominal value of the shares held by the shareholder.

29.1.4
If not otherwise provided in the shares' issue conditions or in the general meeting's resolution, all the dividends and bonus shares on shares which are not fully paid within any period in respect of the dividends or bonus shares are payable shall be paid pro rata to the amounts paid or credited as paid on the nominal value of the shares during any part of the said period (pro rata temporis).

The board of directors may, in its discretion, make provisions to special funds of any amount from the Company's profits, or from a revaluation of its assets, or its proportional part in the revaluation of the assets of its affiliates, and determine the purpose of these funds.

29.2	Payment of the dividend

29.2.1	The Board of directors may distribute dividends subject to any applicable law.

29.2.2	Manner of payment

If not otherwise provided in the resolution on the dividend's distribution, it shall be possible to pay any dividend less the tax required pursuant to the law by a cheque to the payee alone, which shall be sent by registered mail in accordance with the registered address of the shareholder entitled thereto, or by a bank transfer. Any such cheque shall be made out to the order of the person to whom it is being sent.

In the case of registered joint shareholders, the cheque shall be sent to the shareholder whose name is entered first in the register of shareholders in relation to the joint shareholding.

The dispatch of the cheque to a person who on the prescribed date is entered in the register of shareholders as the holder of a share, or in the case of joint shareholders - one of the joint shareholders, shall serve as a release in relation to all the payments made in connection with such share.

The Company may resolve that it shall not send a cheque under a certain amount, and the dividend amounts that should have been payable as aforesaid shall be treated as unclaimed dividend.

29.2.3	Unclaimed dividend

The board of directors may invest any dividend not claimed within a year of being declared or otherwise use it in favor of the Company until it is claimed. The Company shall not be liable to pay interest or linkage for unclaimed dividend.

29.2.4	Dividend in specie

Where the Company declares a dividend, it may resolve that such dividend shall be paid, in whole or in part, by the distribution of particular assets, including paid shares or debentures of any other company or by a combination of such assets.

29.3	The capitalization of profits and the distribution of bonus shares

29.3.1
Subject to any applicable law, the Company's undistributed profits, or premium on shares, or funds created from a revaluation of the Company's assets, or funds created on an equity basis from the profits of affiliated companies, or from a revaluation of the assets of affiliated companies and capital redemption funds - may be capitalized and distributed amongst the entitled shareholders, pursuant to section 31.1 above, to be held by them as capital, and all or any of the money from this capitalization may be used in the name of such shareholders for the full payment, at the nominal value or with such premium as the resolution prescribes, of shares distributed in accordance therewith, and such distribution or payment shall be accepted by such shareholders as full consideration for their benefit in the aforementioned capitalized amount, as prescribed by the board of directors.

29.3.2
Where the Company resolves to distribute bonus shares, it may resolve to transfer to a special fund designated for a distribution of bonus shares in the future such amount the capitalization of which would be sufficient to allot to anyone who at such time has a right to purchase shares of the Company (including a right which is only exercisable at a later date) bonus shares of such nominal value as would have been due to him had he exercised the right to purchase the shares prior to the determining date at the price of the right in force at such time. If after the determining date the holder of the said right exercises his right to purchase the shares or part thereof, the board of directors shall allot him fully paid bonus shares at such nominal value and of such class as would have been due to him had he exercised the right to purchase the shares which he actually purchased prior to the determining date, by appropriate capitalization that shall be effected by the board of directors from the said special fund. With regard to determining the nominal value of the bonus shares that are distributed, any amount transferred to the special fund created in respect of a distribution of previous bonus shares shall be treated as though already capitalized and as if shares entitling the holders of the right to purchase shares of the Company to bonus shares had already been allotted therefrom.

29.3.3
In a distribution of bonus shares, all the Company's shareholders shall receive shares of a uniform class or of the class which vested him with the rights to receive the bonus shares, as prescribed by the board of directors.

29.3.4
In order to implement any resolution pursuant to the provisions of section 31.4, the board of directors may settle any difficulty arising in relation to a distribution of bonus shares as it deems fit, and in particular may issue certificates for fractions of shares and sell the fractions in order to pay the proceeds thereof to entitles and may determine the value for the purpose of distribution of certain assets and resolve that payments in cash shall be made to the shareholders in reliance upon the value so prescribed, or that fractions whose value is less than NIS 1 shall not be taken into account for the purpose of adjusting the rights of all the parties. The board of directors may pay cash or grant these particular assets to trustees on trust in favor of the persons entitled to dividend or capitalized fund, as it deems beneficial.

29.4	Purchase of the Company’s Share

The purchase of the Company’s share by the Company is subject to any applicable law.

CHAPTER SEVEN– INSURANCE, INDEMNITY AND EXEMPTION OF OFFICERS

30	Insurance of Office Holders

30.1	The Company may insure its Office Holders against liabilities derived from their duties towards the Company in accordance with the following provisions of this article.

30.2
The Company may enter into a contract for the insurance of an Office Holder against any liability he may incur in consequence of an act which he performed in his capacity as an Office Holder, in each of the following cases:

30.2.1	a breach of his duty of care towards the Company or towards another person;

30.2.2	a breach of his duty of loyalty towards the Company, provided that the Office Holder acted in good faith and that he had reasonable grounds to believe that the act would not harm the Company;

30.2.3	a monetary obligation that maybe imposed on him for the benefit of another person; and

30.2.4	a breach of any other duty or any other obligation, to the extent insurance may be permitted by law.

31	Indemnification of Office Holders

31.1.	The Company shall not indemnify an Office Holder except in accordance with the following provisions of this section.

31.2.	The Company may indemnify an Office Holder, in advance and retroactively, to the fullest extent permitted under the Statutes.

31.3.	Without derogating the aforesaid under this Article 31.2 hereinabove, the Company may undertake to indemnify an Office Holder as follows:

31.3.1.
The Company may undertake to indemnify an Office Holder for future obligation or expense imposed on him/her in consequence of an act done in his/her capacity as an Office Holder therein or as a result of being an Office Holder, in another company in which the Company holds shares or has interests, as specified in this Section below:

31.3.1.1.
a monetary obligation imposed on him/her or incurred by him/her in favor of another person pursuant to a judgment, including a judgment given in settlement or a court approved settlement or arbitrator's award;

31.3.1.2.
reasonable legal fees, including attorney’s fees, incurred by an Office Holder in consequence of an investigation or proceeding filed against him by an authority that is authorize to conduct such investigation or proceeding, and that resulted without filing an indictment against him/her and without imposing on him/her financial obligation in lieu of a criminal proceeding, or that resulted without filing an indictment against him/her but with imposing on him a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent. For the purposes of these Articles:

"A proceeding that ended without an indictment in a matter in respect of a which an investigation was conducts", means – closing the case pursuant to Section 62 of the Criminal Procedure Act [Combined Version] 5742 – 1982 (the “Criminal Procedure Act”) or a stay of proceedings by the Administrator General pursuant to Section 231 of the Criminal Procedure Act;

“Financial obligation in lieu of a criminal proceeding”, means – a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Act 5746 – 1985, a fine with respect to an offense which was defined as a “finable offense” under the Criminal Procedure Act, a fine or a forfeit.

31.3.1.3.
reasonable litigation costs, including attorney’s fees, incurred by an officer or which he is order to pay by a court, in proceedings filed against him by the Company or on its behalf or by another person, or in a criminal charge of which he is acquitted, or in a criminal charge of which he is convicted of an offence that does not require proof of criminal intent.

31.3.2.
Such undertaking to indemnify for future events as set forth in Article 31.3.1.1 must be limited to events which in the Board's opinion are foreseeable at the time of giving the indemnity undertaking in view of the Company’s business, and in such amount or standard as the Board deems reasonable under the circumstances.

Such undertaking must specify the events that in the Boards' opinion are foreseeable in view of the Company’s actual business at the time of the undertaking and the amount or the standards that the Board deemed reasonable at the time.

The aggregate amount of indemnification (in addition to any insurance proceeds received) payable pursuant to all such undertakings shall not exceed 25% of the shareholders’ equity of the Company, as set forth in the Company’s most recent consolidated financial statements prior to the applicable payment of indemnification.

31.3.3.
Without prejudice to the aforesaid provisions, the Company may retroactively indemnify an Office Holder for events specified in Article 31.3.1 above, beyond the limits set forth in Article 31.3.2 above.

32	Exemption of Office Holder

32.1	The Company shall not exempt an Office Holder from his liability except as specified in the following provision of this article.

32.2	The Company may exempt an Office Holder prospectively from liability, in whole or in part, for damage in consequence of a breach of his duty of care towards the Company.

33	Insurance, Indemnification and Exemption of Office Holders – General

33.1	The Company shall not enter into a contract to insure against the liability of an Office Holder or undertake to indemnify an Office Holder or exempt an Office Holder for any of the following:

33.1.1	a breach of his duty of loyalty towards the Company, unless it is in accordance with the provisions of sub-article 33.2.2;

33.1.2	an intentional or reckless breach of his duty of care;

33.1.3	an act done with the intention of unduly deriving a personal profit; or

33.1.4	a fine imposed on him.

CHAPTER EIGHT - WINDING UP AND REORGANISATION OF THE COMPANY

34	Winding Up

34.1
If the Company is wound up, voluntarily or otherwise, the liquidator may, with the general meeting's approval, distribute parts of the Company's property in specie amongst the shareholders, and he may, with similar approval, deposit any part of the Company's property with trustees in favor of the shareholders as the liquidator, with the approval mentioned above, deems fit.

34.2
Subject to the special rights attached to shares, if shares are issued with special rights, the Company's shares shall rank equally inter se in relation to the amounts of capital paid or credited as paid on the nominal value of the shares, in connection with the return of the capital and participation in a distribution of the Company's surplus assets on winding up.

35	The Company's Reorganisation

35.1
At the time of selling the Company's property, the board of directors, or the liquidators (in the case of winding up) may, if so permitted in a resolution passed by the Company's general meeting by a special majority, accept fully or partially paid shares, debentures or securities of another company, Israeli or foreign, incorporated or about to be incorporated for the purpose of purchasing the Company's property, or part thereof, and the directors (if the Company's profits so permit) or the liquidators (in the case of winding up) may distribute the shares or securities mentioned above or any other property of the Company amongst the shareholders, without realizing them or depositing them with trustees for the shareholders.

35.2
The general meeting may, in a resolution passed by the Company's general meeting by a special majority, resolve on a valuation of the securities or property mentioned above at such price and in such manner as the general meeting resolves, and all the shareholders shall be liable to accept any valuation or distribution permitted as aforesaid and waive their rights in such regard, save, where the Company is about to be wound up or is in winding up proceedings, for those legal rights (if any) which pursuant to the provisions of the law may not be altered or qualified.

CHAPTER NINE - MISCELLANEOUS

36.	Notices

36.1
Subject to the provisions of section 16.4 above, notice or any other document may be sent by the Company to all the shareholders appearing in the Company's register of shareholders personally or by registered mail to such shareholder's address as entered in the register of shareholders or at the address given by the shareholder to the Company in writing for the purpose of sending notices.

36.2
All the notices which must be given to the shareholders shall be given, in relation to shares which are jointly held, to the person whose name is entered first in the register of shareholders and any notice given in such manner shall be adequate notice to all the joint shareholders.

36.3
Subject to the provisions of section 16.4 above, every shareholder entered in the register of shareholders according to address, whether in Israel or abroad, shall be entitled to have sent to him, at such address, any notice which he is entitled to receive in accordance with the articles or the provisions of the law. Save for the aforegoing, no person who is not entered in the register of shareholders shall be entitled to receive any notice from the Company.

36.4
Any notice or other document delivered or sent to a shareholder in accordance with these articles shall be deemed to have been duly delivered and sent in respect of all the shares held by him (alone or together with others), even if such shareholder has passed away at such time, or become bankrupt, or an order has been given for its winding up, or a trustee or liquidator or receiver has been appointed for his shares (whether or not the Company was aware thereof), until another person is entered in the register of shareholders in his stead as the holder thereof, and the giving or dispatch of a notice or document as mentioned above shall be deemed adequate delivery or dispatch to any person who has a right in these shares.

36.5
any notice or other document sent by the Company by mail in accordance  with an   address in Israel shall be deemed to have been delivered within 48 hours of the letter containing the notice or document being mailed, or within 96 hours where the address is abroad, and when coming to prove the delivery it shall be sufficient to prove that the letter containing the notice or document was properly addressed and mailed.

36.6
An accidental omission in giving notice of a general meeting to any shareholder or non-receipt of notice of a meeting or any other notice by a shareholder shall not cause the cancellation of a resolution passed at such meeting or cancellation of proceedings based on such notice.

36.7
Every shareholder and every board of directors' member may waive his right to receive notice or his right to receive notice within a particular time and may agree that a general meeting of the Company or a board of directors' meeting, as the case may be, be convened or take place despite the fact that he has not received notice thereof, or despite the fact that the notice was not received by him within the required time, subject to the provisions of any law prohibiting such waiver or consent.

37.	Amendment to the articles of association

The Company may amend its articles of association by a resolution adopted by a majority of two thirds of the shareholders entitled to vote and voting themselves, by proxy or through a voting instrument at a general meeting. Abstentions shall not be included in the count;

* * *